Exhibit 5.5

Advocaten Notarissen Belastingadviseurs

Letterhead of NautaDutilh

Postbus 7113
1007 JC Amsterdam	Amsterdam, 8 December 2004
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 7171 000
F +31 20 7171 111

To the addressees listed in Exhibit A hereto

Ladies and Gentlemen:

We have acted as special Netherlands Counsel in connection with the Registration Statement on Form S-3 filed by Foster Wheeler Ltd, a Bermuda Company, Foster Wheeler LLC, a Delaware limited liability company, and the Guarantors listed in the Indenture dated 24 September 2004 (the “Indenture”), for the registration of the resale of, among other securities, Notes, and related guarantees as set forth in Section 11 of the Indenture, by certain holders thereof.

Capitalized terms used in this opinion letter have the meanings set forth in Exhibit B.

This opinion letter is addressed solely to you. It may only be relied upon by you in connection with the Indenture. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Indenture or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarized or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

The section headings used in this opinion letter are for convenience or reference only and are not to affect its construction or be taken into consideration in its

NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services (“overeenkomst van opdracht”) with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.

ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

interpretation.

In rendering the opinions expressed herein, we have exclusively reviewed and we have relied upon the Indenture and the Corporate Documents and we have assumed that the Indenture has been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of Netherlands Law as at today’s date and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with, Netherlands Law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Netherlands or European competition law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Netherlands Law subsequent to today’s date.

This opinion letter may only be relied upon on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands Law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts in Amsterdam, the Netherlands.

In this opinion letter, Netherlands legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that at the Signing Date and as of today’s date:

a.                                       all documents reviewed by us as originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.                                      the Netherlands Company has been duly incorporated and is validity existing as of besloten vennootschap met beperkte aansprakelijkheid (private company with limited liablility);

c.                                       the Netherlands Company has not (i) been dissolved (ontbonden), (ii) been granted a preliminary suspension of payments or a suspension of payments (voorlopige surséance van betaling of surséance van betaling), (iii) been declared bankrupt (in staat van faillissement) or (iv) been made subject to similar insolvency proceedings in other jurisdictions and furthermore the Netherlands Company has not (a) had its assets placed under administration (onder bewind gesteld), or (b) ceased to exist pursuant to a merger (fusie) or split-up (splitsing); except for assumption (iv), these assumptions are supported by the Extracts and our inquiries of today over the telephone with the Amsterdam Chamber of Commerce Commercial Register (handelsregister van de Kamer van Koophandel en Fabrieken in Amsterdam) and the Bankruptcy Clerk’s office of the Amsterdam Court (faillissementsgriffie van de rechtbank in Amsterdam) that have not revealed any information that any such event with regard to the Netherlands Company has occurred, it being understood however that this is not conclusive evidence that none of the events described in (i) through (iii), (a) or (b) has occurred;

d.                                      the Indenture has been signed by the Attorney;

e.                                       the Netherlands Company does not have a conflict of interest with any of its managing directors (bestuur) with respect to the entering into the Indenture or, if there is a conflict of interest, it has been timely and adequately disclosed to the general meeting of shareholders of the Netherlands Company and the general meeting of shareholders has not appointed other persons than the managing directors of the Netherlands companies to represent the Netherlands Company;

f.                                         the Indenture purporting to be signed by or on behalf of any party thereto has been duly authorised by all requisite corporate action of such party and has been validly signed on behalf of each party other than the Netherlands Company;

g.                                      no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of any of the Netherlands Company;

h.                                      the Indenture constitutes, under any applicable law other than Netherlands Law, the legal, valid and binding obligations of the parties to the Indenture, enforceable against such parties in accordance with their terms and the choice of law clause and the jurisdiction clauses contained in the Indenture constitute under any applicable law, other than Netherlands Law, a legal, valid and binding choice of law for the law of the state of New York and submission to the jurisdiction of the courts of the state of New York;

j.                                          the information contained in the Extract is complete and accurate and is consistent with the information kept by the Amsterdam Chamber of Commerce Commercial Register (handelsregister van de Kamer van Koophandel en Fabrieken in Amsterdam);

h.                                      the Resolution is in full force and effect; and

j.                                          all terms and conditions set forth in the Indenture as well as each of the transactions relating thereto are at arm’s length;

Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

1.             Corporate Action

                The Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands Law in connection with entering into the Indenture

                Due Execution

2.             The Indenture has been validly entered into by the Netherlands Company.

                Enforceability

3.            The obligations of the Netherlands Company under Section 11 of the Indenture are enforceable against the Netherlands Company in the Netherlands in accordance with its terms.

The opinions expressed above are subject to the following qualifications:

A.           As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Indenture under the applicable law and the obligations of the parties to the Indenture and we have made no investigation of such meaning and purport. Our review of the

Indenture and of any other documents subject or expressed to be subject to any law other than Netherlands Law has therefore been limited to the terms of such documents as they appear to us on their face.

B.                                     The information contained in the Extract does not constitute conclusive evidence of the facts reflected in them.

C.                                     Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its receiver in bankruptcy (curator) if the objects of such entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of such objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

D.                                    Pursuant to Article 2:207c NCC, a private company with limited liability may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen).

E.                                      Without regard to any choice of law clause contained in the Indenture, the Netherlands courts:

a.                                       in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country where performance of the agreement takes place;

b.                                      may apply rules of Netherlands Law in a situation where they are mandatory irrespective of the law otherwise applicable to the agreement;

c.                                       where they deem appropriate, may apply the mandatory rules of the law of another country with which the situation has a close connection, if and in so far as, under the law of the latter country, those rules must be applied whatever the law applicable to the agreement; and

d.                              may refuse to apply a rule of law otherwise applicable to the agreement, if such application is manifestly incompatible with the public policy (ordre public) of the Netherlands.

F.                                      The phrase “enforceable in accordance with their terms” as used in opinion 2 above means that if any party to the Indenture brings an action (een rechtsvordering instellen) before a competent Netherlands Court seeking enforcement of the Indenture, such court should provide some remedy subject to the terms of the Indenture, the law of the state of New York or Netherlands Law, as the case may be, and other applicable law and with due observance of the provisions of the NCCP.

G.                                     The enforceability of the obligations of the parties under the Indenture in the Netherlands may be limited or affected by:

a.                                       any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally; and

b.                                      the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions. More specifically, under the NCC and the Netherlands Bankruptcy Act, acts of fraudulent preference or fraudulent conveyance can be invalidated by a creditor of the debtor or by a trustee in bankruptcy of the debtor if the debtor carried out voluntary acts (i.e., acts without a legal obligation to do so), the results of which are detrimental to creditors of the debtor and if both the debtor and the opposite party knew, or should have known, that such acts would be detrimental to the creditors of the debtor. In case of voluntary acts by the debtor without consideration, or without at arm’s length consideration, knowledge of the fact that the acts are detrimental to the creditors by the opposite party is presumed. “Detrimental to creditors” means that the rights of the creditors of the debtor in fact are adversely affected, i.e. that the creditors actually receive less from the debtor as a direct result of the fraudulent preference or fraudulent conveyance. Whether a transaction is detrimental to creditors remains a factual matter. Under Netherlands law, the phrase “detrimental to creditors” is very broadly interpreted. For example, granting of collateral, increasing debt, reducing assets or transfer of assets from the debtor without (or without sufficient) consideration could be considered “detrimental to creditors”; and

c.                                       claims based on tort (onrechtmatige daad);

d.                                    sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.

We hereby consent of the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Yours faithfully,
NautaDutilh N.V.

/s/ NAUTADUTILH N.V.

EXHIBIT A

ADDRESSEES

1.	Foster Wheeler Ltd
C/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000
United States of America

EXHIBIT B

DEFINITIONS

“Articles of Association”

the deed of amendment to the articles of association (akten van statutenwijziging) of the Netherlands Company dated October 24, 2003, which, according to the Extract, contains the articles of association of the Netherlands Company in force on the date hereof

“Attorneys”	Mr. Anthony Scerbo

“Bankruptcy Clerk’s Office”	the Amsterdam Court Bankruptcy Clerk’s office (faillissementsgriffie van de rechtbank to Amsterdam)

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden door de Kamer van Koophandel en Fabrieken te Amsterdam)

“Corporate Documents”	the documents listed in Exhibit C

“CSSA”	the Credit System Supervision Act 1992 (Wet toezicht kredietwezen 1992)

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Netherlands Company dated 4 December 1973

“Exhibit”	an exhibit to this opinion letter

“Extract”	extract from the Commercial Register, dated 8 December 2004 relating to the Netherlands

Company

“Indenture”	the indenture dated 24 September 2004 among, inter alia, Foster Wheeler LLC as Issuer and the Netherlands Company as Guarantor and Wells Fargo Bank National Association as Trustee

“NCC”	the Netherlands Civil Code

“NCCP”	the Netherlands Code of Civil Procedure

“Netherlands Company”	FW Energie BV

“Netherlands Law”

the laws with general applicability of the Netherlands, and, in so far as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands courts, the European Court of First Instance and the European Court of Justice, as the case may be

“Resolution”	the document containing the resolution of the managing board of the Netherlands Company, signed on the 21st of September 2004 and the the 25th of August 2004

“Signing Date”	the date on which the Indenture was signed

EXHIBIT C

CORPORATE DOCUMENTS

1.	fax copy of the Deed of Incorporation;

2.	fax copy of the Articles of Association;

3.	fax copy of the Extract;

4.	pdf copy of the Resolution.